Exhibit 3.B

                                                               Conformed Copy

                      CHRYSLER FINANCIAL COMPANY L.L.C.
                             AMENDED AND RESTATED
                             OPERATING AGREEMENT


         The undersigned, Chrysler Financial Corporation, a Michigan corporation (the "Member"), hereby adopts this Amended and Restated Operating Agreement (the "Agreement") as of the 22nd day of October, 1998, in connection with the formation of Chrysler Financial Company L.L.C., a limited liability company (the "Company"). Definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms.

         WHEREAS, the Member has caused the Company to be formed by the filing of Articles of Organization with the State of Michigan on July 1, 1998 and desires to provide certain terms for the governance of the Company and the conduct of its business.

         NOW, THEREFORE, the Member declares as follows:


                         I. FORMATION OF THE COMPANY

         1.1 Name and Formation. The name of the Company is Chrysler Financial Company L.L.C. The Company is a limited liability company organized under the Michigan Limited Liability Company Act (the "Act"). The Company is a separate legal entity. The Company and all ownership interests in the Company will be governed by this Agreement and, except as modified by this Agreement, by the Act. This Agreement is intended to constitute an "Operating Agreement" as defined under the Act.

         1.2 Membership Interest. The equity of the Company (representing the ownership of the Company) will be evidenced by a single interest designated as the "Membership Interest." The Membership Interest is personal property and the owner of the Membership Interest has no interest in specific property of the Company. See Section 5.1 of this Agreement with respect to limitations on the transferability of the Membership Interest.

         1.3 Offices. The address of the registered office and the name and address of the agent of the Company for service of


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process is CT Corporation, 30600 Telegraph Road, Bingham Farms, Michigan
48025. The address of the Company is 27777 Franklin Road, Southfield, Michigan 48034. The Company may have such offices or places of business as the Member may designate or as the business of the Company may from time to time require. The principal office, registered office and the registered agent may be changed from time to time by written action of the Member.

         1.4 Term of the Company. The Company will have perpetual existence, unless sooner terminated in accordance with the provisions of this Agreement.

         1.5 Business Purpose. The Company is organized for the purpose of engaging in any lawful act or activity for which limited liability companies may be organized under the Act. Except as otherwise provided in the Act or by other applicable law, the Company will have the power to do all things necessary or convenient to effect any or all of its business purposes.

         1.6 Tax Classification. It is the Member's express intention that, in accordance with Treasury Regulation ss.301.7701-3(a) (and any successor provision), as well as the corresponding provisions of applicable state tax law, the Company will remain eligible, at all times, to be disregarded as an entity separate from the Member for all income and franchise tax purposes. Any action that would terminate the Company's eligibility to be a disregarded entity (for example, the transfer or issuance of a Membership Interest that results in the Company having more than one member) shall be null and void. If IRS Form 8832 ("Entity Classification Election") is filed to treat the Company as disregarded, (i) all of the Company's items of income, gain, deduction, loss and credit on and after the effective date specified in Form 8832 shall be included directly in the federal (and applicable state) income and franchise tax returns of the Member as if the Company were a branch or division of the Member, and (ii) no election shall be subsequently made that would terminate the Company's status as a disregarded entity (for example, causing it to become an association taxable as a corporation within the meaning of Treasury Regulation ss.301.7701-2(b)(2)).


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                          II. CAPITAL CONTRIBUTIONS

         2.1 Initial Capital Contribution. As of August 19, 1998, the Member was credited with making an initial contribution to the capital of the Company in the amount of $100,000 in cash as reflected on the Company's books and records (the "Initial Capital Contribution"). Only the owner of the Membership Interest shall be entitled to recover this contribution.

         2.2 Additional Capital Contributions. Additional contributions to the capital of the Company (the "Additional Capital Contributions") may be made at such times and in such amounts as the Member may decide from time to time. In the event of a merger of the Member into the Company where the Member is a corporation (a "Merger"), the assets transferred to the Company in connection with the Merger (whether in consideration for an increased Membership Interest or otherwise) will constitute an Additional Capital Contribution. Only the owner of the Membership Interest shall be entitled to recover amounts received by the Company pursuant to this Section.

         2.3 Advances from the Member. Any advance other than the Initial Capital Contribution or Additional Capital Contributions made by the Member to the Company will not be deemed a capital contribution to, or be reflected on the balance of, any capital account of the Company. The amount of any such advance will be a debt due from the Company to the Member and, except as otherwise expressly provided in this Agreement, will be repaid as soon as practicable to the Member. Advances from the Member may not be sold, pledged, assigned, or otherwise transferred (each a "Transfer"), except to the transferee permitted under Section 5.1 in connection with a corresponding permitted Transfer of the Membership Interest under that Section. Any Transfer of the Membership Interest permitted under Section 5.1 must be accompanied by a corresponding Transfer of all advances to the same transferee.

         2.4 No Interest. No interest will be paid by the Company (a) on any capital contribution, or (b) unless otherwise agreed to by the Member, on any advance to the Company from the Member.


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                        III. MANAGEMENT AND OPERATIONS

         3.1 Management by Managers. All management powers over the business and affairs of the Company, other than the power to amend this Agreement, will be vested in one or more managers who shall be appointed by the Member (the "Managers"). Until otherwise established by the Member, the initial number of Managers of the Company shall be five (5). The Managers will have no ownership interest in the Company. The Managers will conduct, direct, and exercise full control over all activities of the Company. Each Manager shall hold office until his or her successor is appointed or until his or her earlier resignation or removal by the Member. A majority of the Managers will constitute a quorum and the majority vote of the Managers at a meeting at which a quorum is present will be the act of the Managers. Any Manager of the Company may be removed or replaced without cause by the Member.

         3.2 Officers. The Managers, by written resolution, may designate such officers ("Officers") of the Company as they deem necessary or proper in the conduct of the affairs of the Company, delegating to such Officers the titles, duties, responsibilities, and authorities reflected in such resolutions. The Officers so designated may be appointed or removed by the Managers. At all times, the actions of the Officers will be subject to the review, delegation, redetermination, direction, and control of the Managers. Each Officer shall hold office until his or her resignation or removal by the Managers. Any Officer of the Company may be removed or replaced with or without cause by the Managers.

         3.3 Committees. The Managers, by written resolution, may designate one or more committees (a "Committee") consisting of one or more Managers. A Committee will have and may exercise powers to the extent provided in the applicable resolution. Except as may be otherwise provided in a resolution adopted by the Managers, a majority of the members of a Committee will constitute a quorum and the majority vote of the Committee members at a meeting at which a quorum is present will be the act of the Committee. A Committee will keep minutes of its meetings and will remain an active Committee consisting of the appointed members thereof until otherwise directed or reconstituted by written resolution of the Managers.


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         3.4  Action by the Member, Managers, Officers or Committees.

              3.4.1 Ordinary Course Transactions. Except as provided in
Section 3.4.2, any action required to, or which may, be taken by the Member, Managers, Officers, or Committee may be taken without a meeting by telephone conference call among a majority of the members thereof or by consent thereto in writing, setting forth the action so taken, and unanimously signed by the Member, Managers, Officers, or the Committees.

              3.4.2 Restrictions on Transfers of Certain Leasehold Interests. Proper inquiry and appropriate due diligence will be excercised in light of potential adverse tax consequences to effect a Transfer of any position or interest held (directly or indirectly) (i) in which the LLC participates as an investor in a leasing transaction involving property (a) located outside of the United States or (b) owned by any State, possession of the United States, District of Columbia, or the United States (or any agency, instrumentality, or political subdivision of any of the foregoing), or (ii) in a Foreign sales Corporation (within the meaning of Sections 921 et. Seq. Of the Internal Revenue Code of 1986).

         3.5  Indemnity.

              3.5.1 Indemnity of the Member and Managers. To the fullest extent permitted by law, the Company, to the extent of its assets legally available for that purpose, will indemnify and hold harmless (i) each person who is or was a Manager, Officer, Committee member, employee, agent, or the Member, (ii) each person who serves or may have served at the Company's request as a member, director, manager, officer, or employee of any company or corporation that the Company owns directly or indirectly, and (iii) the Member's respective shareholders, directors, officers, agents, affiliates, and professional or other advisors (collectively, the "Indemnified Persons") from and against any and all loss, cost, damage, expense (including, without limitation, fees and expenses of attorneys and other advisors and any court costs incurred by any Indemnified Person) or liability by reason of anything any Indemnified Person does or refrains from doing for, or in connection with the business or affairs of, the Company and its subsidiaries and affiliates, except to the extent that it is finally judicially determined by a court of competent jurisdiction that the loss, cost, damage, expense or liability resulted primarily from the Indemnified


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Person's negligence, misconduct in the performance of his or her duty, or willful breach of a material provision of this Agreement which in any event causes actual material damage to the Company. The Company may pay in advance or reimburse reasonable expenses (including advancing the reasonable cost of defense) incurred by an Indemnified Person who is, or is threatened to be, named or made a defendant or a respondent in a proceeding concerning the business and affairs of the Company.

              3.5.2 Insurance. The Company may purchase and maintain insurance on behalf of the Indemnified Persons against any liability or expense asserted against or incurred by them in any capacity or arising out of their status as Indemnified Persons, whether or not the Company could under this Agreement indemnify them against liability.

              3.5.3 Future Laws. To the extent future enactments or judicial decisions permit an expansion of the rights of indemnification afforded to the Indemnified Persons by the Company, then it is the Member's express intention and agreement that this Section 3.5 immediately and automatically will be deemed to be amended so as to permit and authorize the indemnification of the Indemnified Persons by the Company to the maximum extent permitted by law.

         3.6  Limitations on Indemnity.

              3.6.1 Additional Indemnity. The Company, at the discretion of the Member, may indemnify any of the Indemnified Persons for any loss, cost, damage, expense, or liability for which the Indemnified Persons would not be entitled to mandatory indemnification under Section 3.5.

              3.6.2 Waiver of Indemnity Rights. Indemnified Persons may waive the benefits of indemnification under Section 3.5, but only by an instrument in writing executed by such Indemnified Person.

              3.6.3 Certain Related Rights. The rights to indemnification under Section 3.5 do not in any way limit, and are not exclusive of, other rights which any Indemnified Person may otherwise have at law or in equity, including without limitation common law rights to indemnification or contribution. Nothing in Section 3.5 or this Section 3.6 will affect the rights or obligations of any Indemnified Person (or the limitations on those rights or obligations) under any other

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agreement or instrument to which that Indemnified Person is a party.

         3.7 Company Liabilities. All of the liabilities of the Company, including without limitation indemnity obligations under Section 3.5, will be liabilities of the Company as an entity and will be paid or satisfied from the assets of the Company only. No liability of the Company will be payable in whole or in part by the Member in its capacity as a Member or by any manager, shareholder, director, officer, agent, affiliate, employee, or advisor of the Member or any of its subsidiaries or affiliates.

         3.8 Mandated Formalities. Except as specifically set forth in this Agreement, there are no mandated formalities required in the management of the Company.


                              IV. DISTRIBUTIONS

         4.1 Distributions. Distributions may be made from time to time as the Managers may decide provided that such distributions may be made only if, after the distribution, the assets of the Company will not be less than all liabilities of the Company.

         4.2 Reimbursements. All of the Company's expenses will be billed directly to and paid by the Company. The Company is specifically authorized to make reimbursements to the Member should the Member provide, at market rates, goods, materials, or services used for or by the Company.




   V. TRANSFER OR ISSUANCE OF MEMBERSHIP INTEREST AND WITHDRAWAL OF MEMBER


         5.1 Transfer of Membership Interest. The Member cannot Transfer the Membership Interest to any other person except upon (i) Merger or (ii) a Transfer of the entire Membership Interest by the Member to another corporation or other legal entity in a transfer to which Section 381 of the Internal Revenue Code of 1986 applies (a "Reorganizational Exchange"). The shareholder of the Member following a Merger, or the transferee corporation following a Reorganizational Exchange (each, as the case may be, the "Successor Member"), shall become the sole owner of the


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Membership Interest and shall agree to be bound by the terms and conditions of this Agreement. References in this Agreement to the Member shall thereafter be references to the Successor Member and the Successor Member shall be subject to the comparable limitations on Transfer of the Membership Interest and will be bound by the terms of this Agreement. As provided in
Section 2.3, any permitted Transfer must be accompanied by a corresponding Transfer of all advances to the same transferee.


         5.2 Records of the Company; Void Transfers or Issuance. The Company will not record a Transfer of the Membership Interest or any advance from the Member, or record the issuance of a new equity interest in the Company, on its books, except for Transfers permitted under Sections 2.3 and 5.1. Any purported Transfer of the Membership Interest or an advance from the Member, or the issuance of a new equity interest, that is not in compliance with the terms and conditions of this Agreement is null and void, and the transferee under any purported Transfer or issuance will acquire no title or ownership thereby.

         5.3 Withdrawal. The Member may resign from the Company, effect a partial or complete withdrawal from the Company, or effect a voluntary dissolution or voluntary bankruptcy of the Company only if there is a Successor Member to succeed its interests in the Company.

         5.4 Only One Member. It is the intent of the Company that the Member (or the Successor Member) shall be the only member and that only one Membership Interest shall exist at any time.


                       VI. DISSOLUTION AND LIQUIDATION

         6.1 Dissolution. Notwithstanding anything in Article V to the contrary, this Agreement will terminate, and the Company will be dissolved, upon the written agreement of the Member. The dissolution or bankruptcy of the Member will not affect the status of or cause the dissolution or liquidation of the Company and will not cause the Member to cease being the Member of the Company. There cannot be a voluntary filing of bankruptcy by the Company without the consent of the Member.


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         6.2  Certificate of Dissolution. In accordance with the Act, as soon as possible following the occurrence of the actions specified in Section 6.1 effecting the dissolution of the Company, the Member will cause to be executed and filed a Certificate of Dissolution to dissolve the Company in such form as is prescribed by the Act.

         6.3  Procedures.

              6.3.1 Liquidation of Assets. In the event of the dissolution of the Company, the Member or the person required by law to wind up the Company's affairs (the Member or such other person being referred to in this Agreement as the "Liquidating Agent") will commence to wind up the affairs of the Company and liquidate its assets as promptly as is consistent with obtaining the fair value thereof. In connection with any such winding up and liquidation, a financial statement of the Company as of the date of dissolution will be prepared and furnished to the Member by the Liquidating Agent.

              6.3.2 Authority of Liquidating Agent. In connection with the winding up and dissolution of the Company, the Liquidating Agent will have all of the rights and powers with respect to the assets and liabilities of the Company that a Member or a Manager would have pursuant to the Act or any other applicable law.

              6.3.3 Distribution of Assets. Following the payment of, or provision for, all debts and liabilities of the Company and all expenses of liquidation, and subject to the right of the Liquidating Agent to set up such cash reserves as the Liquidating Agent may deem reasonably necessary for any contingent or unforeseen liabilities or obligations of the Company, the proceeds of the liquidation and any other funds (or other remaining assets) of the Company will be distributed to the Member.

         6.4 Termination of the Company. Upon the completion of the liquidation of the Company and the distribution of all Company funds and other assets, the Company and this Agreement will terminate and the Liquidating Agent will have the authority to take or cause to be taken such actions as are necessary or reasonable in order to obtain a certificate of dissolution of the Company as well as any and all other documents required by the Act or any other applicable law to effectuate the dissolution and termination of the Company.

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                    VII. FISCAL AND ADMINISTRATIVE MATTERS

         7.1 Fiscal Year. The fiscal year of the Company will be the calendar year unless otherwise determined by the Managers.

         7.2 Deposit. All funds of the Company will be deposited from time to time to the credit of the Company in such banks, trust companies, or other depositories as the Managers or Officers may select.

         7.3 Checks, Drafts, Etc. All checks, drafts or other orders for the payment of money, and all notes or other evidences of indebtedness issued in the name of the Company, will be signed by an Officer or any other person selected by the Managers.

         7.4 Books and Records. The Company will keep or cause to be kept accurate and complete minutes and records of the meetings or consents in lieu of meeting of the Member, the Managers, and any Committee of the Managers, and books and records of account of the Company, which will be kept at the principal place of business of the Company or at such other places as the Managers will from time to time determine. The Member will have the right to examine at any reasonable time or times for any purpose, the minutes and records of the Managers and the books and records of account of the Company, and to make copies thereof.

                             VIII. MISCELLANEOUS

         8.1 Amendments. The Member and the Company may at any time and without limitation, vary, modify, or change this Agreement by, and only by, a written amendment duly adopted by both the Member and the Company.

         8.2 Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

         8.3 Successors and Assigns. All terms and conditions in this Agreement shall bind the Company's successors and assigns, whether expressed or not.

         8.4 Severability Clause. In case any provision in this Agreement shall be invalid, illegal, or unenforceable, the

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validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

         8.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Michigan, as though fully performed therein, without reference to its conflict of laws provisions.

         8.6 Effectiveness. This Agreement shall take effect on the date first written above.

         8.7 Entire Agreement. This Agreement constitutes the entire Operating Agreement of the Company and supersedes all other prior Operating Agreements.


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         IN WITNESS WHEREOF, this Agreement has been adopted as of the day and year first above written.


                                     CHRYSLER FINANCIAL CORPORATION


                                     By:    /s/ D. L. Davis
                                           -----------------------
                                     Name:      D. L. Davis
                                           -----------------------
                                     Title: Chairman of the Board
                                           -----------------------



                                     Acknowledged and Approved By:

                                     CHRYSLER FINANCIAL COMPANY L.L.C.


                                     By:    /s/ D. L. Davis
                                           -----------------------
                                     Name:      D. L. Davis
                                           -----------------------
                                     Title: Chairman of the Board
                                           -----------------------


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